INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life and Annuity Insurance Company and Contract Owners of Nationwide VL Separate Account - D:




We consent to use of our reports for Nationwide VL Separate Account-D dated February 20, 2002 and for Nationwide Life and Annuity Insurance Company dated January 29, 2002 included herein, and to the reference to our firm under the heading "Financial Statements" in the Statement of Additional Information (333-59517). Our report for Nationwide Life and Annuity Insurance Company refers to a change to the method of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets.





KPMG LLP

Columbus, Ohio
December 20, 2002